Item 77C  Submission of matters to a vote of security holders

A Special Meeting of Shareholders (Meeting) of the Munder Healthcare
 Fund series of Munder Series Trust II was held on October 26, 2006. The Meeting was adjourned twice to permit further solicitation of proxies with respect to three of the proposals until December 14, 2006. With respect to a fourth proposal, the Meeting was further adjourned two more times until January 23, 2007 when the solicitation was completed.

The purpose of the Meeting was to ask shareholders to consider the following proposals, which were more fully described in the Proxy Statement dated September 11, 2006:

Proposal 1. A proposal seeking approval of a new combined investment advisory agreement with Munder Capital Management;

Proposal 2. A proposal seeking approval of the reorganization and redomiciliation of the Munder Healthcare Fund into a series of Munder Series Trust;

Proposal 3. A proposal seeking approval of the amendment or elimination of certain fundamental investment restrictions; and

Proposal 4. A proposal seeking approval of a manger of managers arrangement.

The results of the votes are set forth below:

Proposal 1	No. of Shares
For  	2,781,784
Against  	139,993
Abstain  	469,786

Proposal 2
As of December 31, 2006, the proxy solicitation relating to this proposal had not yet been completed.

Proposal 3
a. Diversification	No. of Shares
For  	2,758,631
Against  	160,031
Abstain  	472,901

b. Borrowing	No. of Shares
For  	2,738,810
Against  	174,046
Abstain  	478,707

c. Senior Securities	No. of Shares
For  	2,742,370
Against  	173,150
Abstain  	476,043

d. Underwriting Securities	No. of Shares
For  	2,747,121
Against  	169,772
Abstain  	474,670

e. Real Estate	No. of Shares
For  	2,756,699
Against  	161,548
Abstain  	473,316

f. Making Loans	No. of Shares
For  	2,730,665
Against  	181,799
Abstain  	479,099

g. Concentration of Investments	No. of Shares
For  	2,575,093
Against  	157,720
Abstain  	476,750

h. Commodities	No. of Shares
For  	2,742,187
Against  	174,104
Abstain  	475,272

i. Pledging, Mortgaging and
    Hypothecating Fund Assets	No. of Shares
For  	2,727,793
Against  	184,839
Abstain  	478,931

j. Investments for Control	No. of Shares
For  	2,746,903
Against  	167,663
Abstain  	476,997

k. Margin Activities and Short Selling	No. of Shares
For  	2,725,465
Against  	184,037
Abstain  	482,061

l. Reverse Repurchase Agreements	No. of Shares
For  	2,730,505
Against  	179,878
Abstain  	481,180

Proposal 4	No. of Shares
For  	2,334,196
Against  	578,275
Abstain  	479,092